Exhibit 10.4

[TDS SLT Profit Sharing REUs]

FORM OF
MANAGEMENT EQUITY AWARD AGREEMENT
(Restricted Equity Units)

THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is made as of August     , 2007 by and between TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (the “Partnership”) and the executive whose name is set forth on the signature page hereto (“Executive”).

RECITALS

The Partnership has adopted the TDS Investor (Cayman) L.P. Second Amended and Restated 2006 Interest Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, and Travelport Limited (“Travelport”) has adopted the Travelport 2007 Supplemental Profit Sharing Plan (the “Profit Sharing Plan”), a copy of which is attached hereto as Exhibit B.

In connection with Executive’s employment by the Partnership or one of its Subsidiaries (collectively, the “Company”) and pursuant to the Profit Sharing Plan, the Partnership intends concurrently herewith to grant the number of Restricted Equity Units (as defined below) set forth on the signature page hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1.          Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.  In addition to the terms defined in the Partnership Agreement, the terms below shall have the following respective meanings:

“Agreement” has the meaning specified in the Introduction.

“Board” means the board of directors of the General Partner (or, if applicable, any committee of the Board).

“Cause” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the

Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its Affiliates, or (E) Executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.

“Company” has the meaning specified in the Recitals.

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (i) any material reduction in Executive’s base salary or incentive compensation opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives) or (ii) failure of the Company to pay compensation or benefits when due, in each case which is not cured within 30 days following the Partnership’s receipt of written notice from Executive describing the event constituting a Constructive Termination; provided that any event that would otherwise constitute “Constructive Termination” hereunder shall cease to constitute “Constructive Termination” on the 30th day following the later of (x) the occurrence thereof and (y) Executive’s knowledge thereof, unless Executive has given the Partnership written notice thereof prior to such date.

“Disability” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Executive shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties under Executive’s employment.  Any question as to the existence of the Disability of Executive as to which Executive and the Partnership cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Partnership.  If Executive and the Partnership cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Partnership and Executive shall be final and conclusive for all purposes of this Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

“Effective Date” means the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning specified in the Introduction.

“Other Documents” means the Partnership Agreement, any other management equity award agreement between Executive and the Partnership and any employment agreement by and between Executive and any Partnership, in each case as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partnership” has the meaning specified in the Introduction.

“Partnership Agreement” shall mean the Agreement of Limited Partnership, as amended, modified or supplemented from time to time, of the Partnership.

“Travelport Enterprise EBITDA” shall be as defined in the Profit Sharing Plan and any documents set forth therein.

 “Unvested Restricted Equity Units” means Restricted Equity Units held by Executive that are subject to any vesting, forfeiture or similar arrangement under this Agreement.

“Vested Restricted Equity Units” means Restricted Equity Units held by Executive that are no longer subject to any vesting, forfeiture or similar arrangement under this Agreement.

SECTION 2

GRANT OF RESTRICTED EQUITY UNITS

2.1.          Restricted Equity Units.  Subject to the terms and conditions hereof, the Partnership hereby grants Executive the number of Restricted Equity Units as is set forth on the signature page to this Agreement and Executive accepts such Restricted Equity Units from the Partnership.  Each “Restricted Equity Unit” represents the right to receive from the Partnership, on the terms and conditions (and at the times) set forth in this Agreement (including Section 3.3), one Class A-2 Interest with a hypothetical capital contribution equal to, on the date hereof, $1 per Class A-2 Interest (but subject to adjustment pursuant to Section 4.3), provided that fractional Class A-2 Interests shall be settled in cash.  The terms of Class A-2 Interests are set forth in, and governed by, the Partnership Agreement and Executive shall have no rights in respect of such Class A-2 Interests until the Company delivers such Class A-2 Interests pursuant to the terms hereof and Executive becomes a Class A-2 Limited Partner pursuant to the Partnership Agreement.

SECTION 3

VESTING, TRANSFER PROHIBITED, DELIVERY AND TERMINATION

3.1.          Vesting Schedule.

(a)           Subject to Executive’s continuous active employment (which shall not include employment after the Executive has either given or received notice of termination of employment) with the Company through the date on which Travelport’s 2007 annual financial statements can be certified by Travelport’s Chief Financial Officer and Chief Accounting Officer, and which date shall be no later than March 31, 2008 (“the Vesting Date”), and provided that the Executive is not on a written performance plan on the Vesting Date, a percentage of the Restricted Equity Units shall vest as follows:

If Travelport Enterprise EBITDA < $                  , 0%

If Travelport Enterprise EBITDA > $                  , 100%

If Travelport Enterprise EBITDA between $                   and $                  , a percentage equal to

1.0 – { (                   - Travelport Enterprise EBITDA) /                    } %

Notwithstanding the foregoing in the event that:

(i)            a Change of Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested 100% into ownership of all Restricted Equity Units immediately prior to such Change of Control (and such Restricted Equity Units shall automatically convert to Vested Restricted Equity Units hereunder);

(ii)           Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Sections 3.1(a)(iii) and 3.1(a)(iv), Executive shall have no right to further vesting of the Restricted Equity Units that are Unvested Restricted Equity Units (and such Restricted Equity Units shall be Unvested Restricted Equity Units notwithstanding the provisions of this Section 3.1(a));

(iii)          Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability after December 31, 2007 and prior to the Vesting Date, Executive shall on the Vesting Date be deemed to have vested in the Restricted Equity Units that would have vested if Executive had remained continuously and actively employed with the Company through the Vesting Date; and

(iv)          Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability on or prior to December 31, 2007, Executive shall on the Vesting Date be deemed to have vested in the Restricted Equity Units that would have vested if Executive had remained continuously and actively employed with the Company through the Vesting Date, multiplied by a fraction the numerator of which is the full number of months in 2007 that the Executive remained continuously employed by the Company (fractional months will not be counted) and the denominator of which is twelve (12).

3.2.          Transfer Prohibited.  Executive may not sell, assign, transfer, pledge or otherwise encumber (or make any other Disposition of) any Restricted Equity Units, except upon the death of Executive.  Upon any attempted Disposition in violation of this Section 3.2, the Restricted Equity Units shall immediately become null and void.

3.3.          Delivery of Class A-2 Interests.

(a)           No fractional Class A-2 Interest covered by a Restricted Equity Unit shall be delivered.  No Class A-2 Interest covered by a Restricted Equity Unit shall be delivered to Executive until both (x) the Restricted Equity Unit becomes a Vested Restricted Equity Unit and (y) each of the following conditions precedent to delivery of such Class A-2 Interest shall have been satisfied in full, as determined in the sole discretion of the Board:

(i)            One of the following events shall have occurred:

(A)          a Change in Control that also qualifies as a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” (as described in Code Section 409A and related guidance (“Section 409A”)) in respect of the Partnership;
(B)           Executive’s “separation from service” from the Partnership and its Subsidiaries (as described in Section 409A);
(C)           August 23, 2013, regardless of whether Executive is employed by the Company on such date;
(D)          Executive’s death or Disability (so long as such Disability qualifies as a “disability” under Section 409A); or
(E)           if permissible under Section 409A without the imposition of any additional tax in respect of, or current taxation prior to actual delivery of, the Class A-2 Interests, the date that is 24 months following the occurrence of a Qualified Public Offering.

(ii)           Executive shall have paid to the Company such amount as may be requested by the Partnership for purposes of depositing any federal, state or local income or other taxes required by law to be withheld with respect to the delivery of the Restricted Equity Units (provided that this condition may be satisfied if Executive instead directs the Company to withhold Class A-2 Interests to cover such required withholding amounts).

(iii)          Executive (or Executive’s estate or heirs) and, if applicable, the spouse of Executive (or Executive’s estate or heirs) shall have executed and delivered to the Partnership an Addendum Agreement pursuant to which Executive (or Executive’s estate or heirs) shall have become a party to the Partnership Agreement and a Class A-2 Limited Partner.

3.4.          Termination of Restricted Equity Units.

(a)           Subject to Section 3.1(a), Unvested Restricted Equity Units shall be canceled if Executive’s employment with the Company is terminated for any reason (including death or Disability).

(b)           Vested Restricted Equity Units shall be canceled upon the occurrence of the following:

(i)            Executive’s breach of the provisions of Section 5 of this Agreement (or any similar agreed-upon obligations of Executive to the Company); or

(ii)           termination of Executive’s employment with the Company for Cause.

3.5.          Partnership Agreement; Call Rights.  Executive acknowledges receipt of a copy of the Partnership Agreement and represents that Executive understands that (i) the terms of Class A-2 Interests are set forth in, and governed by, the Partnership Agreement, (ii) Executive shall have no rights in respect of such Class A-2 Interests (including any right to receive distributions under the Partnership Agreement) until the Company delivers such Class A-2 Interests pursuant to the terms hereof and Executive becomes a Class A-2 Limited Partner pursuant to the Partnership Agreement and (iii) the Partnership Agreement may be amended or modified from time to time prior to Executive becoming a party thereto pursuant to the terms of the Partnership Agreement.  Notwithstanding the foregoing or anything to the contrary in the Partnership Agreement, Class A-2 Interests delivered pursuant to a Restricted Equity Unit granted pursuant to this Agreement shall not, until the earlier of (a) the end of the Restricted Period (as defined below) or (b) the breach of any covenant contained in Section 4 of this Agreement (the “No-Call Period”), be (i) forfeitable pursuant to Article XII of the Partnership Agreement or (ii) subject to the mandatory purchase provisions of Article XII of the Partnership Agreement; provided that, in each case, any time periods contained in the Partnership Agreement that would otherwise have lapsed during the No-Call Period shall not begin to run until after the expiration of such No-Call Period (or, if later, the date on which the Partnership has actual knowledge of the expiration of such No-Call Period).

SECTION 4

DISTRIBUTION EQUIVALENT RIGHTS

4.1.          Payments and Allocations upon Distributions.  If on any date while Restricted Equity Units are outstanding hereunder, the Partnership shall make any distribution to holders of Class A Interests pursuant to Article VIII of the Partnership Agreement, the Partnership shall take the following actions:

(a)           the Partnership shall cause the Company to promptly pay Executive an amount, in respect of each Vested Restricted Equity Unit, equal to the amount that would have been payable in respect of the Class A-2 Interest underlying such Vested Restricted Equity Unit if it were issued and outstanding on the date of such distribution (such payment amount, the “Vested Distribution Equivalent Payment”); and

(b)           the Partnership shall cause the Company to allocate to a notional account for Executive (the “Notional Account”) an amount, in respect of each Unvested Restricted Equity Unit, equal to the amount that would have been payable in respect of the Class A-2 Interest underlying such Unvested Restricted Equity Unit if it were issued and outstanding on the date of such distribution.

4.2.          Additional Payments upon Vesting.  On any date that any Unvested Restricted Equity Units become Vested Restricted Equity Units, Executive shall be entitled to receive an amount (such amount, the “Unvested Distribution Equivalent Payment” and, together with the Vested Distribution Equivalent Payment, the “Distribution Equivalent Payment”) equal to the product of (x) all amounts then credited to Executive’s Notional Account multiplied by (y) a fraction, the numerator of which shall be the number of Restricted Equity Units that became Vested Restricted Equity Units on such date and denominator of which shall be the total number of Unvested Restricted Equity Units immediately prior to such date.  Upon payment of any Unvested Distribution Equivalent Payment, the amount credited to the Notional Account shall be reduced thereby.

4.3.          Adjustments to Hypothetical Capital Contribution.  Upon payment of any Distribution Equivalent Payment, the hypothetical Capital Contribution associated with Class A-2 Interests issued pursuant to the Restricted Equity Units shall be reduced by such Distribution Equivalent Payment (until such hypothetical amount shall equal zero, at which point it shall not be further reduced).

4.4.          Withholding.  The Partnership and the Company shall have the right and is hereby authorized to withhold from any Distribution Equivalent Payment the amount of any applicable withholding taxes in respect of such payment and to take such action as may be necessary in the opinion of the Partnership or the Company to satisfy all obligations for the payment of such taxes.  Notwithstanding the foregoing, the Partnership shall, or shall cause one its Subsidiaries to, “gross-up” Executive for any FICA/medicare withholding taxes that will be payable in respect of the vesting of Restricted Equity Units (to the extent such taxes would not otherwise have been payable by Executive during the applicable fiscal year absent such vesting).

SECTION 5

NON-COMPETITION AND CONFIDENTIALITY

5.1.          Non-Competition.

(a)           From the date hereof while employed by the Company and for a two-year period following the date Executive ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status with any Company or any of its Affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its Affiliates.

(b)           During the Restricted Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its Affiliates or in any way injuring the interests of the Company or any of its Affiliates and the Company and its Affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 5.2, nothing herein shall preclude the Company and its Affiliates or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its Affiliates from disclosing the fact of any termination of

Executive’s employment or the circumstances for such a termination.  For purposes of this Section 5.1(b), the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or then proposed to be conducted, by the Company and its Affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services).  During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company.  Executive acknowledges that the Company’s and its Affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

(c)           During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any members or the then current clients of the Company or any of its Affiliates for any existing business of the Company or any of its Affiliates or discuss with any employee of the Company or any of its Affiliates information or operations of any business intended to compete with the Company or any of its Affiliates.

(d)           During the Restricted Period, Executive shall not interfere with the employees or affairs of the Company or any of its Affiliates or solicit or induce any person who is an employee of the Company or any of its Affiliates to terminate any relationship such person may have with the Company or any of its Affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Executive may be Affiliated, to engage, employ or compensate, any employee of the Company or any of its Affiliates.

(e)           For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f)            The period of time during which the provisions of this Section 5.1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(g)           Executive agrees that the restrictions contained in this Section 5.1 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

(h)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.2.          Confidentiality.

(a)           Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)           “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c)           Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided that Executive may disclose to any prospective future employer the provisions of Section 5 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)           Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

5.3.          Intellectual Property

(a)           If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b)           If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c)           Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)           Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the

Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)           Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

5.4.          Specific Performance.  Executive acknowledges and agrees that the Partnership’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and the Partnership would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 5.

5.5.          Survival.  The provisions of this Section 5 shall survive the termination of Executive’s employment for any reason.

SECTION 6

MISCELLANEOUS

6.1.          Tax Issues.  THE ISSUANCE OF THE RESTRICTED EQUITY UNITS TO EXECUTIVE AND/OR THE DELIVERY OF THE CLASS A-2 INTERESTS PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS.  EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT.  THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S RECEIPT OF THE RESTRICTED EQUITY UNITS AND/OR CLASS A-2 INTERESTS OR THIS AGREEMENT.  EXECUTIVE

ACKNOWLEDGES AND AGREES THAT EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE RESTRICTED EQUITY UNITS AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY EXECUTIVE IN CONNECTION WITH THE RESTRICTED EQUITY UNITS.

6.2.          Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 6.2; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

6.3.          Employment of Executive.  Executive acknowledges that he is employed by the Partnership or its Affiliates subject to the terms of his employment agreement with the Partnership (if any).  Any change of Executive’s duties as an employee of the Company shall not result in a modification of the terms of this Agreement.

6.4.          Equitable Adjustments.  Notwithstanding any other provisions in this Agreement, the Partnership Agreement or the Plan to the contrary, in the event of any change in the outstanding Interests after the date hereof by reason of any equity dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Interests or other corporate exchange, or any distribution to Partners of equity or cash (other than regular cash distributions) or any transaction similar to the foregoing (regardless of whether outstanding Interests are changed) (collectively, “Adjustment Events”), the General Partner in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable (taking into consideration such matters, without limitation, as relative value of each class of Interests and the Restricted Equity Units, status of vesting and the nature of the Adjustment Event and its impact on the Interests and the Restricted Equity Units) to the Management Limited Partners as a group, as to (i) the number or kind of Interests or other securities issued or reserved for issuance under the Partnership Agreement in respect of Restricted Equity Units, (ii) the vesting terms under this Agreement, (iii) the distribution priorities contained in the Partnership Agreement and/or (iv) any other affected terms hereunder.

6.5.          Calculation of Benefits.  Neither the Restricted Equity Units nor the Class A-2 Interests shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

6.6.          Setoff.  The Partnership’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder and under the Partnership Agreement shall be subject to set off, counterclaim or recoupment of amounts owed by such Executive (or any Affiliate of such Executive (or any of its Relatives) that is Controlled by such Executive (or any of its Relatives)) to the Partnership or its Affiliates (including without limitation amounts owed pursuant to the Partnership Agreement).

6.7.          Remedies.

(a)           The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b)           Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

6.8.          Waivers and Amendments.  The respective rights and obligations of the Partnership and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party.  This Agreement may be amended only with the written consent of a duly authorized representative of the Partnership and Executive.

6.9.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.10.        CONSENT TO JURISDICTION.

(a)           EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS

THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 6.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b)           EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.  IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 6.14 OF THIS AGREEMENT.

6.11.        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.12.        Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.13.        Entire Agreement.  This Agreement and the Other Documents constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto, except as provided herein.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding grants of equity, equity-based or equity-related rights or instruments in any Company (including, for the avoidance of doubt, any rights promised by Cendant Corporation or its Affiliates in respect of any Company, except other agreements entered into on the date hereof with respect to limited partnership interests in the Partnership.

6.14.        Notices.  All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 6.14), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Partnership, addressed to:

TDS Investor (Cayman) L.P.
c/o Travelport Inc.
405 Lexington Avenue, 57th Floor
New York, NY  10174
Attention:  Eric Bock, General Counsel
Fax:  (212) 915-9169

with a copy which shall not constitute notice to:

The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Chip Schorr
Fax: +1 212 583 5712

with a copy which shall not constitute notice to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention:  William Curbow and Greg Grogan
Fax:  (212) 455-2502

If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Partnership’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid.  Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

6.15.        No Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement.

6.16.        Agreement Subject to Partnership Agreement, Plan and Profit Sharing Plan.  By entering into this Agreement, Executive agrees and acknowledges that Executive has received and read a copy of the Partnership Agreement, the Plan and the Profit Sharing Plan and that the Restricted Equity Units are subject to the Partnership Agreement, the Plan and the Profit

Sharing Plan.  The terms and provisions of the Partnership Agreement, the Plan and the Profit Sharing Plan as may be amended from time to time are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Partnership Agreement, the Plan or the Profit Sharing Plan, the applicable terms and provisions of the Partnership Agreement, the Plan or the Profit Sharing Plan will govern and prevail.

6.17.        Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)           The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)           The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)           This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)           Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the Partnership and Executive have executed this Agreement as of the day and year first written above.

COMPANY:

TDS Investor (Cayman) L.P.

By: TDS Investor (Cayman) GP Ltd.,
its general partner

By:
Name:
Title:

EXECUTIVE:

Name:
Address:

Telephone No.
Fax No.
Social Security No.:

Number of Restricted Equity Units: